FUND ACCOUNTING SERVICING AGREEMENT

     This Agreement is made and entered into as of this 11th day of May, 2001, by and between AssetMark Funds, a business trust organized under the laws of the State of Delaware (hereinafter referred to as the "Trust"), and Firstar Mutual Fund Services, LLC, a limited liability corporation organized under the laws of the State of Wisconsin (hereinafter referred to as "FMFS").

     WHEREAS, the Trust is an open-ended management investment company which is registered under the Investment Company Act of 1940 (as amended "1940 Act"), composed of one or more series as described in Exhibit A (each series hereinafter referred to as a "Series" or a "Fund");

     WHEREAS, FMFS is in the business of providing, among other things, mutual fund accounting services to investment companies.

     NOW, THERFORE, the Trust and FMFS do mutually promise and agree as follows:

     1. Services. FMFS agrees to provide the following mutual fund accounting services to the Trust on a per Series or per Class basis as appropriate:

          A.   Portfolio Accounting Services:

               (1) Maintain portfolio trading records (purchase and sale journals for each Series or Class) on a trade date +1 basis using security trade information communicated from the Series' investment manager on a timely basis.

               (2) Monitor corporate actions to identify and record interest and dividend income on portfolio securities and maintain accrual balances as of each valuation date and calculate gross earnings on investments for the accounting period.

               (3) Determine gain/loss on portfolio security sales and identify them as to short-or long-term status; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each valuation date. Provide copies of a report showing potential wash sales to the Advisor to the Trust and the person responsible for monitoring wash sales within FMFS fund administration department.

               (4) Maintain appropriate records of brokerage activity for transactions in portfolio securities to enable FMFS to provide monthly brokerage reports showing brokers used and c amounts of commissions paid.

               (5) Maintain a daily listing of portfolio holdings by Series showing cost, market value, and the percentage of portfolio comprised of each security.

               (6) Reconcile cash on a daily basis and accounting asset listings against custodian's asset listings at least three times each month and report any securities balance discrepancies promptly to the Trust and Custodian.

          B.   Expense Accrual and Payment Service:

               (1) For each valuation date, calculate the expense accrual amounts as directed by the Trust as to methodology, rate or dollar amount.

               (2) Upon receipt of written authorization from the Trust, make and record payments for Trust expenses.

               (3) Account for Trust and Series expenditures and maintain expense accrual balances at the level of accounting detail, as agreed upon by FMFS and the Trust.

               (4)  Provide expense accrual and payment reporting.

          C.   Fund Valuation and Financial Reporting Services:

               (1) Calculate and maintain daily records of the daily net asset value (and offering price if appropriate) of each Series (or class of such Series if appropriate), at such times (each a "valuation date") in accordance with: (i) relevant regulatory requirements; (ii) the Trust's Declaration of Trust and By-laws; (iii) the Trust's registration statement of Form N-1A; and (iv) any procedures approved by the Board of Trustees of the Trust and supplied to FMFS in writing.

               (2) In connection with the calculation of daily net asset values, FMFS shall obtain prices for portfolio securities from securities exchanges or pricing services approved by the Trust, and will apply those prices to the portfolio securities. FMFS will immediately advise the Trust of any securities for which market quotations are not readily available. The Trust will cause any such securities to be valued in accordance with procedures adopted by the Board of Trustees of the Trust, and will advise FMFS of the price determined pursuant to such procedures and the time period for which such price is effective. If the Trust desires to use a price for a security held in a portfolio which varies from that provided by an accepted pricing source, the Trust shall promptly notify and supply FMFS with the valuation of any such security on each valuation date. All pricing changes made by the Trust must be in writing and must specifically identify the securities whose price is to be changed by CUSIP, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

               (3) On trade date + 1, account for and record purchase, sales, exchanges, transfers, dividend reinvestments, and other transactions in shares of the Trust, its Series as reported by the transfer agent on a timely basis.

               (4)  Apply equalization accounting as directed by the Trust.

               (5) Determine net investment income (earnings) for each Series of the Trust as of each valuation date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

               (6) Maintain a general ledger for the Trust and each of its Series in the form as agreed upon.

               (7) Communicate to the Trust and its investment. advisors, at an agreed upon time each day that the Trust is open for business, the per share price for each valuation date.

          D.   Tax Accounting Services:

               (1)  Maintain  accounting  records  for each  Series'  investment
                    portfolio  to  support  the  tax   reporting   required  for
                    IRS-defined regulated investment companies.

               (2)  Maintain  tax  lot  detail  for  each   Series'   investment
                    portfolio.

               (3) Calculate taxable gain/loss on security sales using the tax lot [relief] method designated by the Trust.

               (4) Maintain accounting records to enable the transfer agent to prepare required tax reports to the Trust's shareholders with respect to the taxable components of income and capital gains distributions.

               (5)  Maintain schedules of dividends paid and payable.

          E.   Compliance Control Services:

               (1) Make the Trust's accounting records available to the Trust and its investment manager, the Securities and Exchange Commission, and the outside auditors as necessary to facilitate reports to regulatory entities and the preparation of financial statements.

               (2) Maintain the Trusts accounting records in accordance with generally accepted accounting principal and in conformance with the requirements of the 1940 Act and regulations thereunder.

     2. Changes in Accounting Procedures. Any resolution passed by the Board of Trustees of the Trust that affects accounting practices and procedures under this agreement shall be effective upon written receipt and acceptance by FMFS. FMFS shall report to the Trust all changes in accounting practices and procedures mandated by the Financial Standards Accounting Board or by the SEC, which affect or may affect the accounting records of the Trust, prior to their implementation, and unless otherwise directed by the Trust, FMFS will implement such mandated changes.

     3. Changes in Equipment, Systems, Service, Etc. FMFS reserves the right to make changes from time to time, as it deems advisable, relating to its, systems, program, rules, operating schedules and equipment, so long as such changes do not adversely affect the service provided to the Trust under this Agreement.

     4. Compensation. FMFS shall be compensated for providing the services set forth in this Agreement in accordance with the Fee Schedule attached hereto as Exhibit A and as mutually agreed upon and amended from time to time.

     5.   Performance of Service.

          A. In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, FMFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond FMFS's control. FMFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of FMFS. FMFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Fund shall be entitled to inspect FMFS's premises and operating capabilities at any time during regular business hours of FMFS, upon reasonable notice to FMFS.

               Regardless of the above, FMFS reserves the right, upon consultation with the Trust, and in such manner as agreed to by the Trust, to reprocess and correct administrative errors at its own expense.

          B. Indemnification. For purposes of this section, the terms "FMFS" and the "Trust", as indemnified parties, shall include their respective officers, directors, agents, employees, assigns and successors.

               FMFS shall exercise reasonable care in the performance of its duties under this Agreement. FMFS shall not be liable for any loss suffered by the Fund in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond FMFS's control, except a loss resulting from FMFS's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement.

               Notwithstanding any other provision of this Agreement, the Fund shall indemnify and hold harmless FMFS from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorney's fees) which FMFS may sustain or incur or which may be asserted against FMFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to FMFS by any duly authorized officer of the Fund, such duly authorized officer to be included in a list of authorized officers furnished to FMFS and as amended from time to time in writing by resolution of the Board of Trustees of the Fund.

               In order that the indemnification provision contained in this section shall apply, it is understood that if in any case the Trust may be asked to indemnify or hold FMFS harmless, the Trust shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that FMFS will use all reasonable care to notify the Trust promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Trust. The Trust shall have the option to defend FMFS against any claim which may be the subject of this indemnification. In the event that the Fund so elects, it will so notify FMFS and thereupon the Trust shall take over complete defense of the claim, and FMFS shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. FMFS shall in no case confess any claim or make any compromise in any case in which the Trust will be asked to indemnify FMFS except with the Trust's prior written consent.

          C. FMFS shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorney's fees) which may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by FMFS as a result of FMFS's refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful conduct. Without limiting the generality of the foregoing, FMFS agrees to indemnify the Trust with respect to any and all of the following: (1) failure of FMFS to observe or perform any duty or obligation under any third party software license agreement or third party service contract; (2) any claim(s) of infringement of any patent, copyright, trade secret, or other proprietary right of any third party alleged to occurred because of systems, software or other resources provided by FMFS (3) any claim by a third party of violation of a duty of confidentiality or other similar duty in respect of information in the possession of FMFS which information was provided to Trust; (4) any claims arising out of related to occurrences which FMFS is required to insure against pursuant to this Agreement or applicable law; (5) any claim of unlawful harassment or discrimination resulting from an action of FMFS or its employees, agents or representatives; (6) any claim or action arising out of or relating to any illness, other injury or death of a person, or damage to property, attributable to the negligence or misconduct of FMFS or its employees, agents or representatives.

     6. Records. FMFS shall keep records relating to the services to be performed hereunder, in the form and manner, and for such period as it may deem advisable and is agreeable to the Trust and as required by the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. FMFS agrees that all such records prepared or maintained by FMFS relating to the services to be performed by FMFS hereunder are the property of the Trust and will be preserved, maintained, and made available with such section and rules of the 1940 Act and will be promptly surrendered to the Trust on and in accordance with its request.

     7. Confidentiality. FMFS shall handle in confidence all information relating to the Trust's or its investment manager's business, which is received by FMFS during the course of rendering any service hereunder. FMFS agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Trust and its shareholders and shall not be disclosed to any other party, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where FMFS may be exposed to civil or criminal contempt proceedings for failure to comply after being requested to divulge such information by duly constituted authorities. In accordance with
          Section 248.11 of Regulation S-P (17 CFR 248.1-248.30), FMFS will not directly, or indirectly through an affiliate, disclose any non-public personal information, except as permitted or required by law, as defined in Reg. S-P, received from the Trust regarding any shareholder, to any person that is not affiliated with the Trust or with FMFS, and, provided that, any such information disclosed to an affiliate of FMFS shall be under the same limitations on non-disclosure.

     8. Data Necessary to Perform Service. The Trust or its agent, which may be FMFS, shall furnish to FMFS the data necessary to perform the services described herein at times and in such form as mutually agreed upon.

     9. Notification of Error. The Trust will notify FMFS of any balancing or control error caused by FMFS within three (3) business days after receipt of any reports rendered by FMFS to the Trust, or within three
          (3) business days after discovery of any error or omission not covered in the balancing or control procedure, or within three (3) business days of receiving notice from any shareholder.

     10. Additional Series. In the event that the Trust establishes one or more Series or Classes of shares with respect to which it desires to have FMFS render accounting services, under the terms hereof, it shall so notify FMFS in writing, and if FMFS agrees in writing to provide such services, such series will be subject to the terms and conditions of this Agreement, and shall be maintained and accounted for by the FMFS on a discrete basis. The series and classes currently covered by this Agreement are included in Exhibit A.

     11. Term of Agreement. This Agreement shall become effective on April 1, 2001 and, unless sooner terminated as provided herein, shall continue automatically in effect for successive annual periods, provided that the continuance of the Agreement is approved by a majority of the Trustees of the Trust. The Agreement may also be terminated by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties and will terminate automatically upon its assignment unless the parties offer consent in writing. However, this Agreement may be replaced or modified by a subsequent agreement between the parties.

     12. Duties in the Event of Termination. In the event that in connection with termination a successor to any of FMFS's duties or responsibilities hereunder is designated by the Trust by written notice to FMFS, FMFS will promptly, upon such termination and at the expense of the Trust, transfer to such successor all relevant books, records, correspondence and other data established or maintained by FMFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which FMFS has maintained the same, the Trust shall pay any expenses associated with transferring the same to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from FMFS's personnel in the establishment of books, records and other data by such successor.

          In the event that FMFS notifies the Trust of its intent to terminate this Agreement, the Trust shall designate one or more successors to perform the duties and responsibilities hereunder. Upon receipt of written notice to FMFS, FMFS will promptly, upon such termination and at the expense of the FMFS, transfer to such successor all relevant books, records, correspondence and other data established or maintained by FMFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which FMFS has maintained the same, FMFS shall pay any expenses associated with transferring the same to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from FMFS's personnel in the establishment of books, records and other data by such successor.

     13. Notices. Notices of any kind to be given by either party to the other party shall be in writing and shall be duly given if mailed or delivered as follows: Notice to FMFS shall be sent to:

          Firstar Mutual Fund Services, LLC
          615 East Michigan Street
          Milwaukee, WI 53202

          And notice to the Fund shall be sent to:

          AssetMark Funds
          ATTN: Carrie E. Hansen
          2300 Contra Costa Blvd., Suite 425
          Pleasant Hill, CA  94523

     14. Choice of Law. This Agreement shall be construed in accordance with the laws of the State of Wisconsin.

     IN WITNESS WHEREOF, the due execution hereof on the date first above written.


AssetMark Funds                             Firstar Mutual Fund Services, LLC

Sign: /s/ Ronald D. Cordes                  Sign: /s/ Joseph C. Neuberger
      --------------------------------            ------------------------------

Title: President and CEO                    Title: Senior Vice President
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Print: Ronald D. Cordes                     Print: Joseph C. Neuberger
       -------------------------------             -----------------------------

Attest: /s/ Carrie E. Hansen                Attest: /s/ Elaine E. Richards
        ------------------------------             -----------------------------